EXHIBIT 11.1

PAREXEL INTERNATIONAL CORPORATION

STATEMENT RE COMPUTATION OF NET INCOME (LOSS) COMMON
SHARE (in thousands, except per share data)

                                                       Three
                                                       months

                                                       ended
                                                       Septe
                                                       mber
                                                        30
                                   Year
                                  ended
                                June 30,
                                  1997    1996     1995    1997        1996

  Net Income (loss)           $11,037  $4,693  ($10,671)  $3,841      $1,985

Weighted average
common shares
outstanding:                   18,957  13,395     2,175  20,552      17,261
a. Shares attributable to
common stock outstanding
b. Shares attributable to
common stock options and
preferred warrants pursuant
to APB 15, paragraph 38(b)       -       -           -     -         -
c. Shares attributable to
common stock options
pursuant to SAB 83                540     685               621         515

Weighted average common
shares outstanding                 -       -         2       -           -
Net income (loss) per share    19,497  14,080     2,177  21,173      17,776
                                $0.57   $0.33   ($4.90)   $0.18       $0.11